Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Penn Millers Holding Corporation:

We consent to the use of our report dated March 31, 2010 with respect to the consolidated balance sheets of Penn Millers Holding Corporation and subsidiary (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules as of December 31, 2009, incorporated by reference herein.

Our report dated March 31, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, contains an explanatory paragraph that describes the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (included in FASB ASC Topic 715, Compensation-Retirement Benefits), as of December 31, 2007.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 15, 2010